Exhibit 99.1

For Further Information Contact
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS ACQUIRES AARDWOLF PESTKARE
FIRST COMPANY-OWNED OPERATION IN SINGAPORE

ATLANTA, July 2, 2018 - Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, today announced that it has purchased the stock of Aardwolf Pestkare (Singapore) Pte Ltd. The acquisition closed today and is Rollins’ first company-owned operation in Singapore.
Established in 1997, Aardwolf Pestkare is a long established pest control company with a history of providing superior pest control and specialty services to residential and commercial customers. Founders John Ho and Patrick Chong said, “It has taken three years for us to find a company that shares the same business philosophy as we do. We are proud to be working with Rollins.” Patrick Chong will stay on with the company as Managing Director.
Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins stated, “The Aardwolf Pestkare acquisition is an important milestone and expands our global presence into 54 countries worldwide. Both Rollins, Inc. and Aardwolf Pestkare share a commitment to quality service and care for our employees. Further, we are pleased that Patrick will remain in a leadership role and look forward to sharing best practices between our organizations.”
Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au,  www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, www.callnorthwest.com, www.kestrelpestcontrol.com, www.amesgroup.co.uk, www.aardwolfpestkare.com, and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
The above release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the expectation of Patrick Chong staying on as Managing Director and the sharing of best practices between the organizations. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; currency fluctuations, market risk; changes in industry practices or technologies; the Company's ability to integrate acquisitions; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental and tax regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.